Exhibit 3.29

ARTICLES OF INCORPORATION

OF

GIANT MID-CONTINENT, INC.

We, the undersigned incorporators, having associated ourselves together for the purpose of forming a corporation under the laws of the State of Arizona, adopt the following Articles of Incorporation:

I.

NAME

The name of the corporation is Giant Mid-Continent, Inc.

II.

PURPOSE

This corporation is organized for the purpose of transacting any or all lawful business for which corporation may be incorporated under the laws of the State of Arizona, as amended from time to time.

III.

INITIAL BUSINESS

The corporation initially intends actually to conduct in the State of Arizona the business of exploring for, producing, refining, marketing, selling and otherwise dealing in gasoline and all other petroleum products.

IV.

AUTHORIZED CAPITAL

The corporation shall have authority to issue five hundred thousand (500,000) common shares with one cent ($.01) per value per share. Shares shall be paid for as such time, and in such manner, as the Board of Directors shall determine.

V.

BOARD OF DIRECTORS

The Board of Directors shall be comprised of not less than one (1) nor more than seven (7) members, the exact number of which shall initially be fixed by the incorporators and thereafter from time to time by resolution of the Board of Directors. The initial Board of Directors shall consist of three (3) members, who shall serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified, and whose names and addresses are:

Name	Address:

James E. Acridge	23733 N. Scottsdale Road
Scottsdale, Arizona 85255

Fredric L. Holliger	23733 N. Scottsdale Road
Scottsdale, Arizona 85255

Morgan M. Gust	23733 N. Scottsdale Road
Scottsdale, Arizona 85255

VI.

LIMITATION OF DIRECTOR LIABILITY

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) authorizing the unlawful payment of a dividend or other distribution on the corporation’s capital stock or the unlawful purchase of its capital stock; (iv) a violation of Arizona Revised Statutes Section 10-041 — Director conflicts of interest; or (v) any transaction from which the director derived an improper personal benefit.

VII.

INCORPORATORS

The names and addresses of the incorporator are:

Name	Address:

Carlos A. Guerra	23733 N. Scottsdale Road
Scottsdale, Arizona 85255

Morgan M. Gust	23733 N. Scottsdale Road
Scottsdale, Arizona 85255

All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.

VIII.

STATUTORY AGENT

FC Service Corporation, an Arizona corporation, Two North Central Avenue, Suite 2200. Phoenix, Arizona 85004-2390, is hereby appointed the initial Statutory Agent for the corporation for the State of Arizona.

IX.

KNOWN PLACE OF BUSINESS

The corporation’s known place of business is 23733 North Scottsdale Road, Scottsdale, Arizona 85255.

IN WITNESS WHEREOF, the undersigned incorporators have hereunto affixed their signatures this 22nd day of December, 1994.

/s/ Carlos A. Guerra
Carlos A. Guerra

/s/ Morgan M. Gust
Morgan M. Gust

AZ CORPORATION COMMISSION

FILED NOV 15 2007

FILE NO 0738329-7

ARTICLES OF AMENDMENT

Pursuant to A.R.S §10-1005 and §10-1006

1. The name of the corporation is:

   Giant Mid-Continent, Inc.

2. Attached hereto as Exhibit A is the text of each amendment adopted.

3. ☒	The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

4. ☐	The amendment does provide for an exchange, reclassification or cancellation of issued shares.

(Please check either “A” or “B” below)

A.☐ Exhibit A contains provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein.

B.☐ Exhibit A does not contain provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein. Such actions will be implemented as follows:

5.	The amendment was adopted the 9th day of November, 2007.

6. ☒	The amendment was adopted by the (choose one):

A. ☐ Incorporators

(without shareholder action and either shareholder action was not required or no shares have been Issued).

B. ☐ Board of Directors

(without shareholder action and either shareholder action was not required or no shares have been issued).

C. ☒ Shareholders

There is (are) one voting groups eligible to vote on the amendment. The designation of voting groups entitled to vote separately on the amendment, the number of votes in each, the number of votes represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

The voting group consisting of 1,000 outstanding shares of common [class or series] stock is entitled to 1,000 votes. There were 1,000 votes present at the meeting. The voting group cast 1,000 votes for and -0- votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

CF: 004O w/CF:OO38 Instructions	Arizona Corporation Commission
Rev: 0712007	Corporations Division
71185-u2-2
AZOG9 • 08/09/2007 CT System Online

ARS§10-120F requires that changes to corporation(s) be executed by The Chairman of the Board of Director or by an officer of the corporation.

Dated this 9th day of November ,2007

Signature:	/s/ Scott Weaver

Title:	Chief Administrative Officer

Printed Name:	Scott Weaver

CF:0040 w/CF:0039 Instructions	Arizona Corporation Commission
Rev: 07/2007	Corporations Division
AZ009 • 08/09/2007 CT System Online

EXHIBIT A

The name of the Corporation is changed to Western Refining Terminals,, Inc.

Article I of the Articles of Incorporation of the Corporation is deleted in its entirety and the following is substituted in place thereof:

“I.

Name

The name of the corporation is Western Refining Terminals, Inc,”

CF:0040 w/CF:0039 Instructions	Arizona Corporation Commission
Rev: 07/2007	Corporations Division
AZ009 • 08/09/2007 CT System Online